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EXHIBIT 99.1

RISK  FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and our filings with the United States Securities and Exchange Commission before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

IF  WE  DO  NOT  OBTAIN  ADDITIONAL  FINANCING,  OUR  BUSINESS  WILL  FAIL

We had cash in the amount of $24,045 as of September 30, 2001. We currently do not have any revenue generating operations and we have no income. Our business plan calls for significant expenses in connection with the exploration of our optioned mineral claims and the development of this property if our exploration indicates that our mineral claim possesses commercially exploitable mineral reserves. While we have sufficient funds to carry out phase one of the recommended exploration program on the Holy Cross Mineral claims, we will require additional financing in order to complete the full-recommended exploration program. We will also require additional financing if the costs of the exploration and development of our optioned mineral claims are greater than anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration and development is complete. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including market prices for gold, investor acceptance of our property, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. The only other anticipated alternative for the financing of further exploration would be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration or development thereof, which is not presently contemplated.

IF WE DO NOT COMPLETE THE PAYMENT AND EXPENDITURE REQUIREMENTS MANDATED IN OUR OPTION, WE WILL LOSE OUR INTEREST IN THE HOLY CROSS MINERAL CLAIMS AND OUR BUSINESS MAY FAIL

We are obligated to make additional option payments and incur exploration expenditures on our optioned mineral claims in order to exercise the option and

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obtain  a 60% interest in the Holy Cross mineral claims. We must make additional option payments in the amount of $120,000 and incur exploration expenditures in the amount of $558,500 in order to exercise this option. Based on our current cash position, we will require substantial additional capital to fund the continued exploration of our optioned mineral claims in order to exercise the option. In addition, we will require substantial additional capital in order to exercise the option. If we do not make the additional option payments or meet the exploration expenditures required by the option agreement, we will forfeit our interest in the optioned mineral claims and will have no interest in the optioned mineral claims. We have no agreements for additional financing and we can provide no assurance to investors that additional funding will be available to us on acceptable terms, or at all, to continue operations, to fund new
business  opportunities  or  to  execute  our  business  plan.   If  we lose our
interest in the optioned mineral claims, there is a substantial risk that our business will fail.

BECAUSE THERE IS NO ASSURANCE THAT WE WILL GENERATE REVENUES, WE FACE A HIGH RISK OF BUSINESS FAILURE

We have only recently commenced the initial stages of exploration of our optioned mineral claim, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated in October 2000 and to date have been involved primarily in organizational activities, the acquisition of the optioned mineral claims and the conduct of a preliminary phase of our exploration program. We have not earned any revenues as of the date of this prospectus and have never been profitable. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration and future development of our optioned mineral claims, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

BECAUSE OF THE SPECULATIVE NATURE OF EXPLORATION OF MINING PROPERTIES, THERE IS SUBSTANTIAL RISK THAT THIS BUSINESS WILL FAIL

We can provide investors with no assurance that the Holy Cross mineral claims contains commercially exploitable reserves of gold. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of the optioned mineral properties may not result in the discovery of commercial quantities of ore. Hazards such as unusual or unexpected formations and other conditions are involved in mineral exploration and development and often result in unsuccessful exploration efforts.

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We  may  also become subject to liability for pollution, cave-ins orzards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

EVEN  IF  WE  DISCOVER  COMMERCIAL  RESERVES  OF PRECIOUS METALS ON OUR OPTIONED
MINERAL PROPERTIES, WE MAY NOT BE ABLE TO SUCCESSFULLY OBTAIN COMMERCIAL PRODUCTION

The optioned mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to place the Holy Cross mineral claims into commercial production. At this time, we can provide no assurance to investors that we will be able to do so.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR BUSINESS WILL FAIL

Our success will be largely dependent on our ability to hire highly qualified personnel with expertise in mineral exploration. These individuals may be in high demand and we may not be able to attract the staff we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed would have a significant negative effect on our business.

IF WE RECEIVE POSITIVE RESULTS FROM OUR EXPLORATION PROGRAM AND WE DETERMINE TO PURSUE COMMERCIAL PRODUCTION, THEN WE MAY BE SUBJECT TO AN ENVIRONMENTAL REVIEW PROCESS THAT MAY DELAY OR PROHIBIT OUR PROCEEDING TO COMMERCIAL PRODUCTION

If the results of our geological exploration program indicate commercially exploitable reserves, of which there is no assurance, and we determine to pursue commercial production of our mineral claim, we may be subject to an environmental review process under environmental assessment legislation. Compliance with an environmental review process may be costly and may delay commercial production. Furthermore, there is the possibility that we would not be able to proceed with commercial production upon completion of the environmental review process if government authorities did not approve our mine or if the costs of compliance with government regulation adversely affected the commercial viability of the proposed mine.

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BECAUSE OUR SOLE EXECUTIVE OFFICER DOES NOT HAVE FORMAL TRAINING SPECIFIC TO THE
TECHNICALITIES OF MINERAL EXPLORATION, THERE IS A HIGHER RISK OUR BUSINESS WILL FAIL

While Mr. Stephen Barley, our sole executive officer and a director, has experience managing a mineral exploration company, he does not have formal training as a geologist or in the technical aspects of management of a mineral exploration company. Accordingly, we will have to rely on the technical services of others trained in appropriate areas. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk of business failure.

BECAUSE OUR SOLE EXECUTIVE OFFICER HAS OTHER BUSINESS INTERESTS, HE MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS, CAUSING OUR BUSINESS TO FAIL

Mr. Barley presently spends approximately 15% of his business time on business management services for our company. While Mr. Barley presently possesses adequate time to attend to our interests, it is possible that the demands on Mr. Barley from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business. In addition, Mr. Barley may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on Mr. Barley's business time may cause Mr. Barley to have differing interests in approving significant corporate transactions than other stockholders.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, OUR INVESTORS WILL BE UNABLE TO SELL THEIR SHARES

There is currently a limited market for our common stock and we can provide no assurance to investors that a market will develop. Our common stock is eligible for trading on the NASD over the counter bulletin board. However, trading is minimal and we cannot provide investors with any assurance that a public market will materialize. If public market for our common stock does not develop, then investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

BECAUSE OUR STOCK IS PENNY STOCK, SHAREHOLDERS WILL BE LIMITED IN THEIR ABILITY TO SELL THE STOCK

The shares of the Company's common stock constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer

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engaged  by  the  purchaser for the purpose of selling his or her shares in Tuscany Minerals will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than complying with those rules, some broker-dealers will refuse to attempt to sell penny stock.

BECAUSE ACCESS TO THE MINERAL CLAIM IS OFTEN RESTRICTED BY INCLEMENT WEATHER, WE WILL BE DELAYED IN OUR EXPLORATION AND ANY FUTURE MINING EFFORTS

Access to the mineral claim is restricted through most of the year due to snow and storms in the area. As a result, any attempts to test, explore or mine the property is largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can have a significant negative effect on our results of operations.